Exhibit 21.1
LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
CDI Janus Holdings LLC	Delaware
Cal Dive HR Services LLC	Delaware
Cal Dive International Pte. Limited	Singapore
Cal Dive International (Australia) Pty Limited	Australia
CDI Proteus LLC	Delaware
CDI Umbra LLC	Delaware
Marine Technology Solutions St. Lucia Limited — IBC	St. Lucia
Offshore Technology Solutions Limited [1]	Trinidad and Tobago
CDI Prometheus Holdings, Inc.	Delaware
CDI Vessel Holdings LLC	Delaware
Cal Dive Acquisition LLC	Delaware

[1]	40% owned by Marine Technology Solutions St. Lucia Limited — IBC.